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EXHIBIT 11
EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
(In Thousands, Except Per Share Amounts)


                                                   		Years Ended December 31,
	                                                   	1996	 	 	1995		  	1994

Income (Loss) From Continuing Operations
	Before Extraordinary Item                       	$ 24,162 	$(36,934) 	$6,734
Discontinued Operations:
	Income From Operations, Net of Taxes                	---     	---	      153
	Gain on Disposal, Net of Taxes	                      ---     	---	      604
Extraordinary Item, Net of Taxes	                    (355)	    ---	      ---

Net Income (Loss)                                 $ 23,807	 $(36,934)  $7,491

Weighted Average Number of Common
	Shares Outstanding	                                51,712	   46,919	  43,705


Common Stock Equivalent Shares Assumed
	to be Issued for Dilutive Stock Options and
	Warrants	                                          $ 539    	$ ---	   $3,992

Total Weighted Average Common and
	Common Equivalent Shares Outstanding	              52,251	   46,919	  47,697

Earnings (Loss) per Common Share:
	Continuing Operations	                             $ 0.46	   $(0.79)  $ 0.14
	Discontinuing Operations	                            0.00	     0.00	    0.02
	Extraordinary Item	                                 (0.01)     0.00	    0.00

	Net Income (Loss)                                 	$ 0.45	   $(0.79)  $ 0.16

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